Consent of Financial Advisor


We consent to the use of our fairness opinion letter dated January 20, 2000 and the update to be dated as of the date of the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by First Merchants Corporation in connection with the proposed merger of Decatur Financial, Inc. to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.







RENNINGER & ASSOCIATES, LLC
Carmel, Indiana
March 24, 2000


                                   Ex. 23(d)-1